Exhibit 14

CHROMCRAFT REVINGTON, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.  Statement of Purpose
This Code of Business Conduct and Ethics (the “Code”) affirms Chromcraft Revington’s commitment to conduct its business in accordance with all applicable laws and the highest standards of business ethics and integrity and to ensure that all persons to whom this Code is applicable are aware of such standards, both legal and ethical. Some important purposes of this Code are to identify areas of potential ethical consideration for directors, officers, employees and representatives, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty and accountability.  In addition, this Code is intended to reinforce behavior consistent with the Company’s values, including:
▪	Integrity in all that we do;
▪	Respect for the worth of every individual;
▪	Passion to serve; and
▪	Stewardship of resources.
This Code applies to all officers and employees (“Associates”) and all directors and representatives (“Affiliated Persons”) of Chromcraft Revington, Inc. and its wholly owned subsidiaries (the “Company” or “Chromcraft Revington”).
The implementation of this Code is intended to engender the trust, respect and confidence of our Associates, Affiliated Persons, customers, suppliers, creditors, stockholders and the general public.  This Code does not cover every situation involving corporate behavior but sets forth general principles to guide Associates and Affiliated Persons in matters relating to corporate conduct. By accepting a position of affiliation with the Company, each officer, director, employee or representative is charged with the responsibility of upholding the Company’s commitment to ethical corporate behavior and agrees to comply with this Code.

If you have any questions about this Code or a possible violation of it, you should speak with your supervisor or human resources representative, or follow the procedures described in Section XIV of this Code  – “Reporting Actual or Potential Violations.”

II.  Financial and Operational Integrity
The Company requires honest and accurate recording and reporting of financial and operational information in order to make responsible business decisions and to provide stockholders with accurate financial reports.  Investors count on Chromcraft Revington to use and provide accurate information so they can make informed decisions.  All Associates must properly record many kinds of business information.  All financial books, records, accounts and operational data must correctly reflect transactions and events.  Falsifying Company books, records or operational data is prohibited.  No unrecorded or “off the books” assets, funds or transactions are permitted.
All Associates are required to make full disclosure of all relevant information to, and must cooperate with, senior management of Chromcraft Revington and the Company’s internal or external auditors.  All disclosures of information in reports and documents that Chromcraft Revington files with or submits to the Securities and Exchange Commission, the principal securities exchange or market on which the Company’s stock is listed, and in other public communications shall be full, fair, accurate, timely and understandable.
Business records and communications may become public, and Associates and Affiliated Persons should avoid exaggeration, speculation, derogatory remarks or inappropriate characterizations of people or other companies.  This applies to e-mail, internal memoranda, formal reports and other communications.  Company records should always be retained and destroyed according to the Company’s record retention policies.
Examples of unethical financial, accounting or operational reporting practices would include:  making false entries that intentionally hide or disguise the true nature of any transaction; improperly accelerating or deferring the recording of expenses or revenues to achieve results or goals; establishing or maintaining improper, misleading, incomplete or fraudulent account documentation or financial reporting; processing a sale or shipping any products prior to receipt of a valid, customer supplied purchase order; making any payment for purposes other than those described in documents supporting the payment; and altering or signing any document believed to be inaccurate or untruthful.

Revised May 2010

III.  Conflicts of Interest
Business decisions must be based on sound judgment and legitimate business purposes, and not on personal interest or gain.  There is a conflict of interest whenever one’s personal interests or activities improperly influence or interfere with the interests of the Company or the objective and effective performance of one’s duties for the Company.  A conflict of interest also may arise when an Associate or Affiliated Person (or a family member, relative or friend of an Associate or Affiliated Person) receives improper personal benefit as a result of his or her position with the Company.  This would also include buying raw materials, products, supplies or services for the Company from, or selling any products of the Company to, an entity in which you or a family member, relative or friend has any ownership interest. Associates and Affiliated Persons must not engage in any activity that creates a conflict of interest or the appearance of a conflict of interest between personal and professional relationships.  Associates and Affiliated Persons should avoid any situation that creates, or appears to create, a conflict of interest.
No Associate or Affiliated Person should represent Chromcraft Revington in a business transaction if he or she (or a family member, relative or friend) has a financial interest.  No Associate or Affiliated Person should take any business action on behalf of the Company for personal benefit, or to benefit a family member, relative or friend.  No gift, favor or entertainment should be accepted or provided if it will obligate or appear to obligate in some manner the person who receives it.  Receiving or giving gifts of cash or cash equivalents is never allowed in connection with your position at the Company.  Entertainment or gifts of a moderate value may be accepted or provided if a legitimate business purpose or practice is served.

IV. Business Opportunities
Associates and Affiliated Persons are responsible for advancing the Company’s business interests whenever opportunities to do so arise. Associates and Affiliated Persons are prohibited from the use of corporate property, information or position at the Company for personal gain including appropriating or diverting to others any business opportunity or idea in which the Company might have an interest as well as competing with the Company in any way.  No Associate or Affiliated Person may compete, directly or indirectly, against the Company.
An Associate or Affiliated Person is required to disclose to the Company all new business opportunities involving the Company that come to an Associate’s or Affiliated Person’s attention during the course of employment with or service to the Company.  An Associate or Affiliated Person should not personally, or on behalf of any family member, relative, friend or entity, receive any personal benefit from any such business opportunity.

V.  Confidential Information
The Company’s “Confidential Information” means all proprietary or non-public information relating to the Company, whether in verbal, written or electronic form.  Some examples of Confidential Information of the Company include (but are not limited to) trade and business secrets,  consumer and product research, customer lists and information (including amounts of sales to any customer), supplier lists, financial records or information, forecasts, projections, manufacturing or importing processes, and information which relates to current, planned or proposed products, features, marketing and business plans.  Confidential Information also includes all non-public information that might be of use or value to the Company’s competitors, or harmful to the Company, if disclosed.
Chromcraft Revington’s policy is to maintain the confidential treatment of its Confidential Information and to prohibit the disclosure or misuse of any such information obtained during employment.  Associates and Affiliated Persons must maintain the confidentiality of Confidential Information entrusted to them by the Company or our customers, except when disclosure is required by applicable law or is authorized by the Board of Directors in the case of disclosure by a director, or by the Chief Executive Officer or the Principal Accounting Officer of Chromcraft Revington in writing in the case of disclosure by officers, employees or representatives (but neither the CEO nor the CFO may authorize his or her own disclosure). The obligation to preserve the confidentiality of Confidential Information continues after completion of service as a director and after employment ends and, upon leaving employment, each Associate must return all Company property, documents, records and files.
The Company’s Associates, suppliers and contractors may be required to sign agreements regarding the use of the Company’s Confidential Information.  Upon leaving the employment of the Company for any reason, Associates are prohibited from copying, retaining or using any Confidential Information.  Former Associates are still bound to maintain the confidentiality of Confidential Information learned during their employment at the Company.

Revised May 2010

In addition, Confidential Information could be disclosed by permitting visitors to tour or inspect the manufacturing, design or engineering areas of any of our facilities.  Accordingly, permission must first be obtained from the Chief Executive Officer or the Principal Accounting Officer of the Company before any person who is not an Associate or Affiliated Person may visit these areas of our facilities.

VI. Insider Trading
It is unethical and illegal for any Associate or Affiliated Person to purchase or sell any shares of Chromcraft Revington common stock on the basis of confidential or non-public information.  If an Associate or Affiliated Person has knowledge of confidential or non-public information, he or she may not use such information (or pass such information to, or “tip,” any other person) for personal gain, directly or indirectly, or through the purchase or sale of Chromcraft Revington common stock.  Any Associate or Affiliated Person intending to purchase or sell Company stock should consult with the Company’s Principal Accounting Officer prior to entering into any transaction in the Company’s securities.

VII. Fair Dealing and Respect
Each Associate and Affiliated Person should endeavor to deal fairly with, and treat with respect, Chromcraft Revington’s customers, suppliers, competitors and Associates.  No Associate or Affiliated Person should participate in any fraudulent or deceptive activities involving Chromcraft Revington or its customers, suppliers or anyone else with which Chromcraft Revington does business.  No Associate or Affiliated Person should take unfair advantage of anyone through manipulation, concealment, misrepresentation of material facts, abuse of privileged information or any other unfair-dealing practice.  No Associate or Affiliated Person should treat anyone in a demeaning, derogatory or otherwise disrespectful or abusive manner.  Stealing proprietary information, possessing trade secrets obtained without the owner’s consent or inducing unauthorized disclosure of proprietary information or trade secrets of other companies is prohibited.

VIII.  Non Harassment
Maintaining a professional, respectful, non-threatening and productive work environment is very important.  Every Associate has the right to work in an environment free of harassment, intimidation and other disruptive, offensive or abusive behavior.  It is the Company’s policy to provide a workplace free of tensions involving matters that do not relate to the Company’s business.  In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, and requests for sexual favors or workplace violence will not be tolerated.   The Company prohibits all harassing conduct including behavior, comments, e-mail messages or other written communications or other conduct that contributes to an intimidating or offensive environment.  This applies to all Associates, Affiliated Persons and the Company’s suppliers, contractors, customers and other visitors to the Company’s facilities.

IX. Protection and Proper Use of Company Assets
To be good stewards of the assets and resources of the Company on behalf of its stockholders, every Associate should endeavor to utilize and maintain or improve the assets for the benefit of the Company.  All Company assets and resources must be used only for legitimate Company business, and not for personal use.  The Company’s intranet, e-mail and voice mail systems are Company property and must be used in accordance with this Code.  Use of the internet by Associates during business hours or while conducting Company business must be for legitimate business purposes.  All Associates must protect Company assets, such as equipment, inventory, supplies, cash, records, customer lists and other information.  Associates should treat Company property with the same care that they would if the property was their own.  No Associate may commit theft, fraud or embezzlement of, or misuse, Company property.  Any suspected theft, fraud, embezzlement or misuse of Company property should be immediately reported to your supervisor.

X. Compliance with Laws, Rules and Regulations
It is the policy of Chromcraft Revington to comply fully with all laws governing its operations and to conduct its affairs with integrity and according to the highest ethical standards.  All Associates and Affiliated Persons must obey all laws, rules and regulations applicable to the Company.  Compliance with this policy means not only observing the law, but also conducting Company business such that the Company is viewed by Associates and others as an ethical and law-abiding enterprise.
Kickbacks, bribes, rebates or other forms of illegal consideration are never acceptable and must not be offered or accepted by any Associate or Affiliated Person.  Also, political contributions using Company funds or property may only be made if such contributions satisfy all legal requirements and are approved in advance by the Board of Directors or a committee appointed by the Board of Directors.

Revised May 2010

XI. Equal Opportunity
The Company is committed to the fair and equitable treatment of all of its Associates and applicants for employment.  All Associates and applicants are judged by their qualifications, demonstrated skills and achievement, without regard to race, sex, age, religion, national origin, and disability or any other classification protected by federal, state and local laws and ordinances.  This policy applies to all phases of the employment relationship including recruiting, hiring, evaluation, promotion, training, transfer, corrective actions, discipline, compensation and benefits.  Associates are responsible for complying with the Company’s policies regarding equal opportunity.

XII. International Operations
Maintaining the highest standards of ethical behavior and Company values apply in all operating locations including those in the U.S. and those out side the U.S.  All Associates must comply with the Company’s policies and procedures applicable to international business transactions and with the legal requirements and ethical standards of each country in which they conduct the Company business, as well as with all U.S. laws applicable in other countries.
The U.S. Foreign Corrupt Practices Act (“FCPA”) applies to business transactions both inside the U.S. and in other countries.  Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and prohibits directly or indirectly offering to pay, or authorizing payment to, foreign government officials for the purpose of influencing the acts or decisions of foreign officials.  Violation of the FCPA can bring severe penalties, and it is mandatory that all Associates dealing with others in foreign counties become familiar with the FCPA and its requirements.

XIII.  Waivers and Amendments
Any waivers of any provision of this Code for a director or officer of the Company may be granted only by the Board of Directors or a committee appointed by the Board of Directors and must be promptly disclosed to the Company’s stockholders.  Any waivers of any provisions of this Code for an employee or a representative may be granted only by the Chief Executive Officer or the Principal Accounting Officer of Chromcraft Revington.  This Code may be amended at any time only by the Company’s Board of Directors.  This Code, as amended, must be adhered to by all Associates and Affiliated Persons, as applicable.

XIV. Reporting Actual or Potential Violations
We each have a responsibility to one another to report any actions or activity that could be viewed as unethical and in violation with this Code or the Company’s values.
An Associate must report any actual or suspected violations of this Code, questionable accounting or audit practices, or illegal or unethical conduct connected with or affecting the Company and its business.  Employees wanting to report or discuss possible violations should contact their supervisor or human resources representative, or the outside legal counsel of Chromcraft Revington using the contact information provided below.  Contacting the Company’s legal counsel is a way for you to anonymously report actual or suspected activities that may involve violations of this Code.
If you choose to contact our legal counsel, please provide sufficient information for your concern to be investigated properly.  Providing your name, address, telephone number and e-mail address is optional and not required.  Our counsel may be contacted as follows:
Nicholas J. Chulos
W. Jason Deppen (alternate)
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
(317) 636-4341
nchulos@kdlegal.com
wdeppen@kdlegal.com
Chromcraft Revington will not allow retaliation at any level in the Company for reports made in good faith of violations of this Code, illegal or unethical conduct or questionable practices.  Associates will be expected to cooperate in internal investigations of misconduct.  Any Associate who knowingly gives a false report will be subject to disciplinary measures.

XV. Disciplinary Actions
Violations of this Code or the Company’s policies, or of applicable laws, rules and regulations, may result in disciplinary measures against the violator.  Such measures, depending on the nature and severity of the violation, whether the violation was a single or repeated occurrence, and whether the violation appears to have been intentional or inadvertent, may include written notices to the individual involved, demotion or re-assignment, suspension with or without pay or benefits and termination of employment.  Directors may be asked to resign.
Disciplinary measures will also apply to supervisors who, with respect to those Associates reporting to them, know that prohibited conduct is

Revised May 2010

contemplated by Associates and do nothing to prevent it, or know that prohibited conduct has been engaged in by Associates and fail to take appropriate corrective action or to report the prohibited conduct as required by this Code.  Supervisors may also be subject to disciplinary measures for the failure to effectively monitor the actions of subordinates.  Finally, Associates and Affiliated Persons should keep in mind that violation of legal and regulatory requirements may carry their own civil and/or criminal penalties.

I have read and will comply at all times with this Code of Business Conduct and Ethics.  I understand that this Code of Business Conduct and Ethics is in addition to the other policies and requirements of my employer.  This Code of Business Conduct and Ethics does not constitute a contract or commitment for employment by the Company.

Signature

Printed Name	Date

Revised May 2010